Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Launches Cloud-based Ultrasound Telehealth Services with Oncura Partners,

Enabling Efficient High Acuity Healthcare Service in Lower Cost Settings

Sophie Vandebroek Resigns in View of Other Board Commitments

PEABODY, Mass. (February 1, 2016) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced the launch of an ultrasound-based telehealth initiative in support of its expanding service offerings. As part of this initiative, Analogic has acquired Oncura Partners Diagnostics, LLC, a leading provider of remote, real-time ultrasound imaging and teleconsulting services currently focused on the veterinary medicine market.

Jim Green, president and CEO of Analogic, commented, “Combining Analogic’s innovative ultrasound capability with Oncura’s unique services model, Oncura has successfully applied real-time remote ultrasound imaging and services to the veterinary market. Analogic’s strength and leading-edge technologies will accelerate Oncura’s growth, while at the same time leveraging this new platform and services in our traditional human healthcare markets.”

This new telehealth initiative is led by Farley Peechatka, VP of advanced healthcare technology, who stated, “Through its real-time remote platform, Oncura has successfully enabled clinicians to adopt ultrasound imaging in settings where it was not previously viable. We believe this capability will support our strategy to bring high acuity healthcare solutions to lower cost point-of-care settings, expanding the reach of our BK Ultrasound branded equipment and related services in human healthcare. We would like to welcome Oncura’s growing customer base to Analogic.”

Founded in 1999, Oncura pioneered the application of real-time remote ultrasound for efficient diagnostic and therapeutic services in previously unserved markets. Oncura is based in Austin, Texas, with approximately 40 employees.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

Analogic acquired Oncura in January 2016 for a value of approximately $19 million, including a one-time cash payment of $8 million and an earn out valued at approximately $11 million, subject to adjustments in our purchasing accounting valuation, payable over a four year period. Other terms of the transaction were not disclosed.

In addition, Dr. Sophie Vandebroek has agreed to step down from Analogic’s board of directors in view of her ongoing service on the board of IDEXX Laboratories, which is focused on the veterinary market. Dr. Vandebroek commented, “To avoid any potential perceived or real conflict of interest due to my other commitments, we have agreed that the best course of action is that I step down from the Analogic board. It has been an honor to serve on Analogic’s board for over seven years. With its portfolio of leading-edge technologies, Analogic is well positioned for future growth. I wish Analogic nothing but the best.”

Analogic’s chairman of the board, Bernard Bailey, stated, “I would like to thank Sophie for her dedicated service to our Company and our board. Among her many contributions, she has played a key role in shaping our technology and innovations to meet our strategic objectives. We wish her the best in her future endeavors.”

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

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Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com